Exhibit 99.1

949 South Coast Drive, Third Floor
Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC

For more information contact	Equal Housing Lender
Curt Christianssen, Chief Financial Officer, 714-438-2500
Pacific Mercantile Bancorp Reports First Quarter Operating Results
First Quarter Summary

•	Net income of $882 thousand, or $0.04 per fully diluted share

•	$3.3 million provision for loan and lease losses during the three months ended March 31, 2019

•	Classified assets decreased by $3.9 million, or 49% from December 31, 2018

•	Total new loan commitments of $56.5 million and loan fundings of $41.8 million

•	Total loans decreased $22.0 million from December 31, 2018

•	Noninterest-bearing deposits increased $23.7 million from December 31, 2018

COSTA MESA, Calif., April 22, 2019 (Globenewswire) - Pacific Mercantile Bancorp (Nasdaq: PMBC), the holding company of Pacific Mercantile Bank (the “Bank”), a wholly owned banking subsidiary, today reported its financial results for the three months ended March 31, 2019.
For the first quarter of 2019, the Company reported net income of $882 thousand, or $0.04 per fully diluted share. This compares to net income of $4.4 million, or $0.19 per fully diluted share, in the fourth quarter of 2018, and net income of $3.7 million, or $0.16 per fully diluted share, in the first quarter of 2018. The decrease in net income, as compared to the three months ended December 31, 2018, is primarily attributable to an increase in our provision for loan and lease losses as a result of a large charge off related to one loan relationship.
Commenting on the results, Tom Vertin, President & CEO of Pacific Mercantile Bancorp, said, “We executed well in the first quarter and had positive trends in many key areas including business development, expense management, and non-interest income generation. Although the first quarter is typically a seasonally soft quarter for loan production, we saw a significant increase in new loan commitments and loan fundings relative to the first quarter of 2018. We also saw strong inflows of commercial deposits, which reflects our focus on banking strong, growing operating companies that are successfully building their businesses and raising capital.”
Mr. Vertin continued, “Our overall results were negatively impacted by the provision related to one commercial loan within the entertainment industry, which has been completely charged-off. The loan was current on principal and interest payments during the first quarter, but we recently received information indicating a diversion of collateral proceeds that has prevented repayment of the outstanding balance. We have been proactive in our loss recognition by charging off the remaining balance while we pursue a recovery through legal measures. We have also had a third-party review of our remaining entertainment industry related commercial loans, which has confirmed that all the outstanding loans are performing well. Excluding this one credit, we saw positive trends in asset quality throughout the broader loan portfolio with a reduction in classified and non-performing assets during the quarter. As we continue to execute well and our provision expense returns to a more normalized level, we expect to deliver a higher level of earnings as we move through 2019.”

Results of Operations
The following table shows our operating results for the three months ended March 31, 2019, as compared to the three months ended December 31, 2018 and the three months ended March 31, 2018. The discussion below highlights the key factors contributing to the changes shown in the following table.

	Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
	($ in thousands)
Total interest income	$16,167	$16,395	$15,015
Total interest expense	4,116	3,793	2,830
Net interest income	12,051	12,602	12,185
Provision for loan and lease losses	3,300	—	—
Total noninterest income	1,490	1,328	1,055
Total noninterest expense	8,983	9,135	9,533
Income tax (benefit) provision	376	431	—
Net income	$882	$4,364	$3,707

Net Interest Income
Q1 2019 vs Q4 2018. Net interest income decreased $551 thousand, or 4.4%, for the three months ended March 31, 2019 as compared to the three months ended December 31, 2018 primarily as a result of:

•
A decrease in interest income of $228 thousand, or 1.4%, primarily attributable to a decrease in interest earned on loans as a result of a lower average balance during the three months ended March 31, 2019 and the average yield remaining flat at 5.45% for the three months ended March 31, 2019 and the three months ended December 31, 2018. The average yield on loans during the three months ended December 31, 2018 was favorably impacted by a prepayment penalty of $190 thousand on one loan relationship during the fourth quarter of 2018 and interest income recoveries of $252 thousand in the fourth quarter of 2018, while the average yield on loans during the three months ended March 31, 2019 was unfavorably impacted by the reversal of $114 thousand of interest income during the first quarter of 2019, which in the aggregate represent an impact of 21 basis points. The average yield on loans during the three months ended March 31, 2019 was also favorably impacted by the rising interest rate environment. The decrease in the average yield on securities available for sale and stock is a result of a Federal Home Loan Bank (“FHLB”) special dividend of $83 thousand received during December 2018. The increase in the average yield on short term investments is a result of the rising interest rate environment; and

•
An increase in interest expense of $323 thousand, or 8.5%, primarily attributable to an increase in the rates of interest paid on our deposits for the three months ended March 31, 2019 as compared to the three months ended December 31, 2018, which was primarily the result of an increase in the rate of interest paid on interest bearing deposits resulting from the rising interest rate environment.

Our net interest margin decreased to 3.63% for the three months ended March 31, 2019 as compared to 3.78% for the three months ended December 31, 2018. The decrease is primarily attributable to the fluctuations within our interest income on loans described above, and an increase in the cost of interest bearing liabilities resulting from an increase in prevailing interest rates. Adjusting for those fluctuations, we would have a net favorable variance in our net interest margin of three basis points from December 31, 2018 to March 31, 2019.
Q1 2019 vs Q1 2018. Net interest income decreased $134 thousand, or 1.1%, for the three months ended March 31, 2019 as compared to the three months ended March 31, 2018 primarily as a result of:

•
An increase in interest expense of $1.3 million, or 45.4%, primarily attributable to an increase in the volume of and rates of interest paid on our deposits for the three months ended March 31, 2019 as compared to the three months ended March 31, 2018, which was primarily the result of higher deposits due to new client acquisition, and our decision to increase the rate of interest paid on our non-maturing interest bearing deposits and our certificates of deposit resulting from the rising interest rate environment; partially offset by

•
An increase in interest income of $1.2 million, or 7.7%, primarily attributable to an increase in interest earned on loans and short-term investments as a result of higher average balances and an increase in the average yield during the three months March 31, 2019 as compared to the three months ended March 31, 2018, which was primarily the result of the rising interest rate environment.

Provision for Loan and Lease Losses
Q1 2019 vs Q4 2018. We recorded a $3.3 million provision for loan and lease losses during the three months ended March 31, 2019 as a result of total charge offs of $5.7 million, which primarily related to one large credit, partially offset by a decline in the level of classified assets. We recorded no provision for loan and lease losses during the three months ended December 31, 2018 primarily as a result of reserves for new loan growth being offset by a decline in the level of classified assets. During the three months ended March 31, 2019, we had net charge-offs of $5.3 million, compared to net recoveries of $43 thousand for the three months ended December 31, 2018.
Q1 2019 vs Q1 2018. We recorded a $3.3 million provision for loan and lease losses during the three months ended March 31, 2019 as a result of total charge offs of $5.7 million, which primarily related to one large credit, partially offset by a decline in the level of classified assets. We recorded no provision for loan and lease losses during the three months ended March 31, 2018 primarily as a result of reserves for new loan growth being offset by a decline in the level of classified assets.
Noninterest Income
Q1 2019 vs Q4 2018. Noninterest income increased $162 thousand, or 12.2%, for the three months ended March 31, 2019 as compared to the three months ended December 31, 2018, primarily resulting from an increase in gain on sale of small business administration (“SBA”) loans during the first quarter of 2019 as compared to the prior quarter.
Q1 2019 vs Q1 2018. Noninterest income increased by $435 thousand, or 41.2%, for the three months ended March 31, 2019 as compared to the three months ended March 31, 2018, primarily as a result of:

•	An increase in gain on sale of SBA loans during the first quarter of 2019 as compared to the same period in 2018; and

•	An increase in credit card and wire transfer fees during the first quarter of 2019 as compared to the same period in 2018; partially offset by

•	A gain of $48 thousand on the sale of securities available for sale during the three months ended March 31, 2018 that did not occur in the same period in 2019.
Noninterest Expense
Q1 2019 vs Q4 2018. Noninterest expense decreased $152 thousand, or 1.7%, for the three months ended March 31, 2019 as compared to the three months ended December 31, 2018, primarily as a result of:

•	A decrease of $423 thousand in salaries and employee benefits primarily related to a decrease in the incentive compensation accrual during the first quarter of 2019; and

•	A decrease of $63 thousand in our other real estate owned expense during the three months ended March 31, 2019 as compared to the three months ended December 31, 2018; partially offset by

•
An increase of $369 thousand in our professional fees primarily related to the recovery of legal fees attributable to a loan relationship during the fourth quarter of 2018 that was fully charged off in previous years.

Q1 2019 vs Q1 2018. Noninterest expense decreased $550 thousand, or 5.8%, for the three months ended March 31, 2019 as compared to the three months ended March 31, 2018, primarily as a result of:

•	A decrease of $719 thousand in salaries and employee benefits primarily related to a decrease in the incentive compensation accrual during the first quarter of 2019;

•	A decrease of $118 thousand in our FDIC insurance expenses primarily related to a decrease in our premium; partially offset by

•	An increase of $47 thousand in our professional fees primarily related to higher legal fees in the first quarter of 2019;

•	An increase of $126 thousand in our data processing fees primarily related to a higher loan and deposit volume in the first quarter of 2019; and

•
An increase in various expense accounts related to the normal course of operating, including expenses related to loan production and business development during the three months ended March 31, 2019 as compared to the three months ended March 31, 2018.

Income tax provision (benefit)
For the three months ended March 31, 2019, we had an income tax expense of $376 thousand. The income tax expense during the three months ended March 31, 2019 is a result of our operating income. Accounting rules specify that management must evaluate the deferred tax asset on a recurring basis to determine whether enough positive evidence exists to determine whether it is more-likely-than-not that the deferred tax asset will be available to offset or reduce future taxes. The tax code allows net operating losses incurred prior to December 31, 2017 to be carried forward for 20 years from the date of the loss, and based on its evaluation, management believes that the Company will be able to realize the deferred tax asset within the period that our net operating losses may be carried forward. Due to the hierarchy of evidence that the accounting rules specify, management determined that there continued to be enough positive evidence to support no valuation allowance on our deferred tax asset at March 31, 2019.
For the three months ended December 31, 2018, we had an income tax expense of $431 thousand. The income tax expense during the three months ended December 31, 2018 is a result of the true up of our income tax provision.
For the three months ended March 31, 2018, we had no provision for income tax recorded as a result of our full valuation allowance. While management believed that the Company would be able to realize the deferred tax asset within the period that our net operating losses may be carried forward, we were unable to assert the timing as to when that realization will occur. Due to the hierarchy of evidence that the accounting rules specify, management determined that the full valuation allowance that was previously established on the balance of our deferred tax asset was still required at March 31, 2018.
Balance Sheet Information
Loans
As indicated in the table below, at March 31, 2019, gross loans totaled approximately $1.1 billion, which represented a decrease of $22.0 million, or 2.0%, compared to gross loans outstanding at December 31, 2018. The following table sets forth the composition, by loan category, of our loan portfolio at March 31, 2019 and December 31, 2018.

	March 31, 2019		December 31, 2018
	Amount	Percent of Total Loans	Amount	Percent of Total Loans
	($ in thousands)
Commercial loans	$448,021	41.8%	$444,441	40.6%
Commercial real estate loans - owner occupied	213,334	19.9%	211,645	19.3%
Commercial real estate loans - all other	220,106	20.5%	226,441	20.7%
Residential mortgage loans - multi-family	91,856	8.6%	97,173	8.9%
Residential mortgage loans - single family	19,776	1.8%	21,176	1.9%
Construction and land development loans	29,261	2.7%	38,496	3.5%
Consumer loans	49,549	4.6%	54,514	5.0%
Gross loans	$1,071,903	100.0%	$1,093,886	100.0%
The decrease of $22.0 million in gross loans during the first quarter of 2019 was primarily a result of loan payoffs of $36.8 million and charge offs of $5.7 million, partially offset by new loan growth and client acquisition. The charge offs of $5.7 million primarily related to one commercial loan in the entertainment industry. During the first quarter of 2019, we secured new commercial loan commitments of $48.0 million, of which $33.3 million were funded at March 31, 2019. Our total commercial loan commitments increased to $701.3 million at March 31, 2019 from $695.8 million at December 31, 2018, while the utilization rate of commercial loan commitments decreased slightly to 63.3% at March 31, 2019 from 63.4% at December 31, 2018.
Subsequent to the end of the first quarter of 2019, the Company received payoff on an $11.8 million entertainment industry related commercial loan, which reduced the total amount outstanding of commercial loans in the entertainment industry to $17.8 million.

Deposits

	March 31, 2019	December 31, 2018
Type of Deposit	($ in thousands)
Noninterest-bearing checking accounts	$364,083	$340,406
Interest-bearing checking accounts	100,294	64,144
Money market and savings deposits	450,003	460,355
Certificates of deposit	266,970	271,097
Totals	$1,181,350	$1,136,002
The increase in our total deposits from December 31, 2018 to March 31, 2019 is primarily attributable to an increase of $59.8 million in our checking accounts, partially offset by a decrease of $10.4 million in money market and savings deposits and a decrease of $4.1 million in our certificates of deposit. The increase in our core deposits is the result of new client acquisition, which has resulted in relationships with growing operating companies that are attracting capital investment. The decrease in our certificates of deposit is primarily the result of our decision to keep the rates of interest offered on new and renewing certificates of deposit below the rates offered by many of the other banks against which we compete for these deposits. Lower priced core deposits increased to 77% of total deposits, while higher priced certificates of deposit decreased to 23% of total deposits at March 31, 2019, as compared to 76% and 24% of total deposits, respectively, at December 31, 2018.
Asset Quality
Nonperforming Assets

	2019	2018
	March 31	December 31	March 31
	($ in thousands)
Total non-performing loans	$1,321	$4,226	$6,816
Other real estate owned	—	1,173	2,073
Other non-performing assets	96	91	—
Total non-performing assets	$1,417	$5,490	$8,889
90-day past due loans(1)	$—	$4,273	$1,385
Total classified assets	$4,079	$7,937	$20,580
Allowance for loan and lease losses	$11,514	$13,506	$13,405
Allowance for loan and lease losses /gross loans	1.07%	1.23%	1.26%
Allowance for loan and lease losses /total assets	0.82%	1.00%	1.03%
Ratio of allowance for loan and lease losses to nonperforming loans	871.61%	319.59%	196.67%
Ratio of nonperforming assets to total assets	0.10%	0.41%	0.68%
Net quarterly charge-offs (recoveries) to gross loans	0.49%	—%	0.07%
_________________
(1)    No loans were 90 days or more past due at March 31, 2019.
Nonperforming assets at March 31, 2019 decreased $4.1 million from December 31, 2018 as a result of a decrease in non-performing loans and a decrease in our other real estate owned in the first quarter of 2019, partially offset by an increase in our other assets owned. The decrease in our non-performing loans resulted from principal payments of $2.9 million, charge offs of $49 thousand and the transfer to other assets of $58 thousand during the three months ended March 31, 2019, partially offset by the addition of $87 thousand of consumer loans during the same period. The decrease in our other real estate owned resulted from the sale during the first quarter of 2019 of the single property owned by the Bank.
Our classified assets decreased by $3.9 million from $7.9 million at December 31, 2018 to $4.1 million at March 31, 2019. The decrease is primarily related to principal payments of $5.3 million, charge offs of $49 thousand, the transfer to other assets of $58 thousand, and a $1.2 million decrease in our other real estate owned during the three months ended December 31, 2018, partially offset by additions of $2.7 million during the same period.

Allowance for loan and lease losses

	2019	2018
	March 31	December 31	September 30	June 30	March 31
	($ in thousands)
Balance at beginning of quarter	$13,506	$13,463	$13,369	$13,405	$14,196
Charge offs	(5,698)	(922)	(419)	(355)	(1,068)
Recoveries	406	965	513	319	277
Provision	3,300	—	—	—	—
Balance at end of quarter	$11,514	$13,506	$13,463	$13,369	$13,405
At March 31, 2019, the allowance for loan and lease losses (“ALLL”) totaled $11.5 million, which was approximately $2.0 million less than at December 31, 2018 and $1.9 million less than at March 31, 2018. The ALLL activity during the three months ended March 31, 2019 included net charge-offs of $5.3 million. There was a $3.3 million provision for loan and lease losses during the period, primarily attributable to one large charge off of $5.6 million during the first quarter of 2019 related to one loan relationship partially offset by a decline in loan growth and the level of classified assets during the three months ended March 31, 2019. The ratio of the ALLL-to-total loans outstanding as of March 31, 2019 was 1.07% as compared to 1.23% and 1.26% as of December 31, 2018 and March 31, 2018, respectively.

Capital Resources
At March 31, 2019, the Bank had total regulatory capital of $162.9 million. The ratio of the Bank’s total capital-to-risk weighted assets, which is a principal federal bank regulatory measure of the financial strength of banking institutions, was 13.4% which exceeds the minimum for a bank to be classified under federal bank regulatory guidelines as a “well-capitalized” banking institution, which is the highest of the capital standards established by federal banking regulatory authorities.
The following table sets forth the regulatory capital and capital ratios of the Bank at March 31, 2019, as compared to the regulatory requirements that must be met for a banking institution to be rated as a well-capitalized institution.

	Actual At March 31, 2019		Federal Regulatory Requirement to be Rated Well-Capitalized
	Amount	Ratio	Amount	Ratio
	($ in thousands)

Total Capital to Risk Weighted Assets	$162,868	13.4%	$121,217	At least 10.0

Common Equity Tier 1 Capital to Risk Weighted Assets	$151,004	12.5%	$78,791	At least 6.5

Tier 1 Capital to Risk Weighted Assets	$151,004	12.5%	$96,973	At least 8.0

Tier 1 Capital to Average Assets	$151,004	10.9%	$69,401	At least 5.0
About Pacific Mercantile Bancorp
Pacific Mercantile Bancorp (Nasdaq: PMBC) is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999. The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients. The Bank is headquartered in Orange County and operates a total of seven offices in Southern California, located in Orange, Los Angeles, San Diego, and San Bernardino counties. The Bank offers tailored flexible solutions for its clients including an array of loan and deposit products, sophisticated cash management services, and comprehensive online banking services accessible at www.pmbank.com.

Forward-Looking Information
This news release contains statements regarding our expectations, beliefs and views about our future financial performance and our business, trends and expectations regarding the markets in which we operate, and our future plans. Those statements, which include the quotation from management, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, can be identified by the fact that they do not relate strictly to historical or current facts. Often, they include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements are based on current information available to us and our assumptions about future events over which we do not have control. Moreover, our business and our markets are subject to a number of risks and uncertainties which could cause our actual financial performance in the future, and the future performance of our markets (which can affect both our financial performance and the market prices of our shares), to differ, possibly materially, from our expectations as set forth in the forward-looking statements contained in this news release.
In addition to the risk of incurring loan losses and provision for loan losses, which is an inherent risk of the banking business, these risks and uncertainties include, but are not limited to, the following: the risk that the credit quality of our borrowers declines; potential declines in the value of the collateral for secured loans; the risk that steps we have taken to strengthen our overall credit administration are not effective; the risk of a downturn in the United States economy, and domestic or international economic conditions, which could cause us to incur additional loan losses and adversely affect our results of operations in the future; the risk that our interest margins and, therefore, our net interest income will be adversely affected by changes in prevailing interest rates; the risk of increases in our nonperforming assets, in which event we would face the prospect of further loan charge-offs and write-downs of assets; the risk that we will not be able to manage our interest rate risks effectively, in which event our operating results could be harmed; the prospect of changes in government regulation of banking and other financial services organizations, which could impact our costs of doing business and restrict our ability to take advantage of business and growth opportunities; the risk that our efforts to develop a robust commercial banking platform may not succeed; and the risk that we may be unable to realize our expected level of increasing deposit inflows. Readers of this news release are encouraged to review the additional information regarding these and other risks and uncertainties to which our business is subject that is contained in our Annual Report on Form 10-K for the year ended December 31, 2018, which is on file with the Securities and Exchange Commission (“SEC”). Additional information will be set forth in our Quarterly Report on Form 10-Q for the three months ended March 31, 2019, which we expect to file with the SEC during the second quarter of 2019, and readers of this release are urged to review the additional information that will be contained in that report.
Due to these and other risks and uncertainties to which our business is subject, you are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date, or to make predictions about our future financial performance based solely on our historical financial performance. We disclaim any obligation to update or revise any of the forward-looking statements as a result of new information, future events or otherwise, except as may be required by law.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and numbers of shares in thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018	Mar '19 vs Dec '18 % Change	Mar '19 vs Mar '18 % Change
Total interest income	$16,167	$16,395	$15,015	(1.4)%	7.7%
Total interest expense	4,116	3,793	2,830	8.5%	45.4%
Net interest income	12,051	12,602	12,185	(4.4)%	(1.1)%
Provision for loan and lease losses	3,300	—	—	100.0%	100.0%
Net interest income after provision for loan and lease losses	8,751	12,602	12,185	(30.6)%	(28.2)%
Non-interest income:
Service fees on deposits and other banking services	398	372	387	7.0%	2.8%
Net gain (loss) on sale of securities available for sale	—	—	48	—%	(100.0)%
Net gain on sale of small business administration loans	300	—	—	100.0%	100.0%
Net loss on sale of other assets	(25)	—	(4)	—%	525.0%
Other non-interest income	817	956	624	(14.5)%	30.9%
Total non-interest income	1,490	1,328	1,055	12.2%	41.2%
Non-interest expense:
Salaries and employee benefits	5,441	5,864	6,160	(7.2)%	(11.7)%
Occupancy and equipment	1,088	1,050	1,064	3.6%	2.3%
Professional Fees	796	427	749	86.4%	6.3%
OREO expenses, net	68	131	—	(48.1)%	100.0%
FDIC Expense	164	190	282	(13.7)%	(41.8)%
Other non-interest expense	1,426	1,473	1,278	(3.2)%	11.6%
Total non-interest expense	8,983	9,135	9,533	(1.7)%	(5.8)%
Income before income taxes	1,258	4,795	3,707	(73.8)%	(66.1)%
Income tax expense	376	431	—	(12.8)%	100.0%
Net income	$882	$4,364	$3,707	(79.8)%	(76.2)%
Basic income per common share:
Net income available to common shareholders	$0.04	$0.19	$0.16	(78.9)%	(75.0)%
Diluted income per common share:
Net income available to common shareholders	$0.04	$0.19	$0.16	(78.9)%	(75.0)%
Weighted average number of common shares outstanding:
Basic	21,824	21,800	23,156	0.1%	(5.8)%
Diluted	23,547	23,498	23,442	0.2%	0.4%
Ratios from continuing operations(1):
Return on average assets	0.26%	1.27%	1.15%
Return on average equity	2.50%	12.46%	12.94%
Efficiency ratio	66.34%	65.58%	72.00%
____________________

(1)	Ratios for the three months ended March 31, 2019, December 31, 2018 and March 31, 2018 have been annualized.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except share and book value data)
(Unaudited)

ASSETS	March 31, 2019	December 31, 2018	Increase/ (Decrease)

Cash and due from banks	$11,032	$13,250	(16.7)%
Interest bearing deposits with financial institutions(1)	246,338	174,468	41.2%
Interest bearing time deposits	2,420	2,420	—%
Investment securities (including stock)	38,243	40,053	(4.5)%
Loans (net of allowances of $11,514 and $13,506, respectively)	1,062,997	1,083,240	(1.9)%
Other real estate owned	—	1,173	(100.0)%
Net deferred tax assets	10,781	10,935	(1.4)%
Other assets	26,829	23,799	12.7%
Total assets	$1,398,640	$1,349,338	3.7%
LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest bearing deposits	$364,083	$340,406	7.0%
Interest bearing deposits
Interest checking	100,294	64,144	56.4%
Savings/money market	450,003	460,355	(2.2)%
Certificates of deposit	266,970	271,097	(1.5)%
Total interest bearing deposits	817,267	795,596	2.7%
Total deposits	1,181,350	1,136,002	4.0%
Other borrowings	40,000	40,000	—%
Other liabilities	17,147	14,435	18.8%
Junior subordinated debentures	17,527	17,527	—%
Total liabilities	1,256,024	1,207,964	4.0%
Shareholders’ equity	142,616	141,374	0.9%
Total Liabilities and Shareholders’ Equity	$1,398,640	$1,349,338	3.7%
Book value per share	$6.09	$6.06	0.5%
Shares outstanding, common	22,017,758	21,916,195	0.5%
____________________

(1)	Interest bearing deposits held in the Bank’s account maintained at the Federal Reserve Bank.

(2)	Excludes accumulated other comprehensive income/loss, which is included in shareholders’ equity.

CONSOLIDATED AVERAGE BALANCES AND YIELD DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31, 2019			December 31, 2018			March 31, 2018
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate
Interest earning assets
Short-term investments(1)	$225,561	$1,355	2.44%	$199,990	$1,141	2.26%	$180,605	$696	1.56%
Securities available for sale and stock(2)	39,203	292	3.02%	39,023	359	3.65%	42,968	274	2.59%
Loans(3)	1,080,771	14,520	5.45%	1,085,151	14,895	5.45%	1,062,938	14,045	5.36%
Total interest-earning assets	1,345,535	16,167	4.87%	1,324,164	16,395	4.91%	1,286,511	15,015	4.73%
Noninterest-earning assets
Cash and due from banks	15,084			19,955			15,835
All other assets	29,231			20,602			6,383
Total assets	$1,389,850			$1,364,721			$1,308,729
Interest-bearing liabilities:
Interest-bearing checking accounts	$95,475	161	0.68%	$71,257	99	0.55%	$84,581	113	0.54%
Money market and savings accounts	457,975	2,114	1.87%	443,149	1,940	1.74%	349,330	984	1.14%
Certificates of deposit	272,256	1,349	2.01%	277,551	1,299	1.86%	358,301	1,381	1.56%
Other borrowings	40,000	258	2.62%	40,000	231	2.29%	40,044	166	1.68%
Junior subordinated debentures	17,527	234	5.41%	17,527	224	5.07%	17,527	186	4.30%
Total interest bearing liabilities	883,233	4,116	1.89%	849,484	3,793	1.77%	849,783	2,830	1.35%
Noninterest bearing liabilities
Demand deposits	341,134			363,263			331,842
Accrued expenses and other liabilities	22,277			13,013			10,920
Shareholders' equity	143,206			138,961			116,184
Total liabilities and shareholders' equity	$1,389,850			$1,364,721			$1,308,729
Net interest income		$12,051			$12,602			$12,185
Net interest income/spread			2.98%			3.14%			3.38%
Net interest margin			3.63%			3.78%			3.84%

(1)	Short-term investments consist of federal funds sold and interest bearing deposits that we maintain at other financial institutions.

(2)	Stock consists of FHLB stock and Federal Reserve Bank of San Francisco stock.

(3)	Loans include the average balance of nonaccrual loans.